Exhibit 99.1

Federal-Mogul Reports Profitable Second Quarter

with Positive Net Income and Cash Flow

Profitable Q2 2009 Demonstrates Success of Global Restructuring

To Offset Economic and Market Downturn

Southfield, Michigan, July 30, 2009. . . .Federal-Mogul Corporation (NASDAQ: FDML) today reported positive net income and cash flow2 on improved sales versus the first quarter 2009, as the company’s restructuring and cost reduction initiatives brought improved profits to the bottom line, countering the impact of the global market downturn.

Financial Summary	2009			2008
($ millions)	Q2	Q1	YTD	Q2	Q1	YTD

Net sales	$1,304	$1,238	$2,542	$1,995	$1,859	$3,854

Gross margin	198	158	356	396	266	662
pct. of sales	15.2%	12.8%	14.0%	19.8%	14.3%	17.2%

Selling, general & administrative expenses	(170)	(184)	(354)	(212)	(209)	(421)

Net income (loss) attributable to Federal-Mogul	3	(101)	(98)	90	(32)	58

Operational EBITDA[1]	129	70	199	258	207	465
pct. of sales	9.9%	5.7%	7.8%	12.9%	11.1%	12.1%

Cash flow[2]	$7	$(196)	$(189)	$70	$(162)	$(92)

“We are pleased to report a profitable quarter, including stronger gross margin, reduced selling, general and administrative expenses, positive net income, higher operational EBITDA and significantly improved cash flow in Q2 2009 versus Q1 2009. We have implemented numerous measures to reduce costs and more closely align our global structure and capacity with current market requirements,” said José Maria Alapont, Federal-Mogul President and CEO.

“These Q2 2009 results highlight our substantial progress versus Q1 2009, as we strengthen the company to operate more efficiently in the current market environment, while preparing to capitalize on an eventual rebound in vehicle production. The company’s performance during the quarter demonstrates the effectiveness of Federal-Mogul’s variable cost company strategy to generate sustainable global profitable growth,” he said.

Federal-Mogul reported $1.3 billion in sales during Q2 2009, a $66 million increase over Q1 2009, yet the global automotive markets remained challenging in all but a few growth countries. The company’s improved sales along with global restructuring measures and strict cost controls resulted in a gross margin of $198 million or 15.2 percent of sales in Q2 2009, which is up $40 million and 2.4 percentage points. Net income in Q2 2009 was $3 million versus a net loss of $(101) million during Q1 2009. The stronger net income is attributable to operational improvements across all business activities. Operational EBITDA1 for Q2 2009 was $129 million or 9.9 percent, an increase of $59 million over Q1 2009, when the company reported operational EBITDA of $70 million or 5.7 percent. Federal-Mogul generated positive cash flow2 of $7 million in Q2 2009 compared with negative cash flow of $(196) million in Q1 2009, representing a $203 million improvement in cash flow performance during the quarter. This strong improvement was due to enhanced profitability and improved working capital management. The company maintained its strong cash position of about $700 million with an unused revolver of over $500 million, providing more than $1.2 billion of liquidity.

On a year-over-year basis, Federal-Mogul reported Q2 2009 sales of $1.3 billion versus $2.0 billion in Q2 2008, which was the last full quarterly reporting period before the global automotive market downturn began, and when the company reported its all-time quarterly sales record. Federal-Mogul’s total revenue declined 29 percent in Q2 2009 on a constant dollar basis or 35 percent including currency exchange versus Q2 2008. Gross margin was $198 million or 15.2 percent in Q2 2009 versus $396 million or 19.8 percent in the same period of 2008. Sales, general and administrative (SG&A) expenses were improved by 20 percent to $170 million during Q2 2009, versus $212 million during the same period one year ago. Net income was $3 million in Q2 2009 versus $90 million in Q2 2008. Federal-Mogul’s operational EBITDA1 for Q2 2009 was $129 million, compared to $258 million, reported a year ago. The company reported positive cash flow 2 of $7 million for Q2 2009 versus $70 million during Q2 2008.

For the six-month period ending June 30, 2009, Federal-Mogul reported sales of $2.5 billion, compared to $3.9 billion for the same period in 2008. Gross margin was $356 million in the first half of 2009, versus $662 million for the same period in 2008. SG&A costs were improved by $67 million, to $354 million in the first six months of this year from $421 million in the first half of 2008. The company reported a net loss of $(98) million for the first half of 2009, compared to $58 million of net income for the first two quarters of 2008. Operational EBITDA1 was $199 million, or 7.8 percent of sales for the first six months of 2009, compared to $465 million or 12.1 percent of sales during the first half of 2008. The company recorded negative cash flow2 of $(189) million for the six months ending June 30, compared to negative $(92) million in the first half of 2008.

The company in the second quarter continued to adjust its global headcount in order to realign its manufacturing capacity to market requirements. As a result of the company’s global restructuring plan, Federal-Mogul has reduced its headcount by nearly 11,000 employees, or 22 percent from one year ago.

Federal-Mogul during the three months ending June 30, 2009 continued to achieve new business bookings with a high percentage of conquest contracts, evidence of continued demand for Federal-Mogul’s leading technology and innovation to increase fuel economy, reduce emissions and improve vehicle safety.

“Federal-Mogul’s results demonstrate that our sustainable global profitable growth strategy has been effective in establishing a solid foundation which helps the company withstand extremely difficult market conditions,” Alapont said. “We continue to focus on strengthening as well as diversifying our customer base to grow our revenue stream with new technologies, innovations and strong brands that bring value to our customers, especially given the increasingly challenging regulatory requirements for fuel economy, alternative fuels, reduced emissions and improved safety. We are working efficiently in order to continue to improve our global performance,” he concluded.

1	Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, gains or losses on the sales of businesses, the impact on gross margin of the fresh-start reporting valuation of inventory, and the non-cash expense relating to U.S. based funded pension plans.
2	Cash flow is equal to net cash provided by operating activities less net cash used by investing activities as set forth on the attached statement of cash flows, excluding cash received from the 524g trust and impacts of the Chapter 11 plan of reorganization.

About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier of powertrain and safety technologies, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy-duty, agricultural, marine, rail, off-road and industrial vehicles, as well as the worldwide aftermarket. The company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its sustainable global profitable growth strategy, creating value and satisfaction for its customers, shareholders and employees. Federal-Mogul was founded in Detroit in 1899. The company is headquartered in Southfield, Michigan, and employs nearly 39,000 people in 36 countries. Visit the company’s Web site at www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute "Forward-Looking Statements." Actual results may differ materially due to numerous important factors that are described in Federal-Mogul's most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the Company's ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

# # #

CONTACT:	Paula Silver (248) 354-4530 for media questions

David Pouliot (248) 354-7967 for investor questions

FEDERAL-MOGUL CORPORATION

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
	(Millions of Dollars, Except Per Share Amounts)
Net sales	$1,304.4	$1,995.2	$2,541.9	$3,854.4
Cost of products sold	(1,106.6)	(1,599.6)	(2,186.4)	(3,192.4)

Gross margin	197.8	395.6	355.5	662.0

Selling, general and administrative expenses	(170.3)	(212.4)	(354.4)	(421.1)
Interest expense, net	(33.8)	(42.4)	(67.8)	(90.6)
Amortization expense	(12.2)	(19.2)	(24.4)	(35.3)
Chapter 11 and U.K. Administration related reorganization expenses	(1.6)	(3.2)	(2.4)	(13.0)
Equity earnings of unconsolidated affiliates	3.4	7.8	4.0	16.5
Restructuring expense, net	(1.4)	(1.0)	(39.7)	(2.7)
Other income (expense), net	15.1	(0.9)	29.5	(2.7)

(Loss) income before income taxes	(3.0)	124.3	(99.7)	113.1
Income tax benefit (expense)	9.7	(33.8)	5.6	(53.4)

Net income (loss)	6.7	90.5	(94.1)	59.7

Less net income attributable to noncontrolling interests	(3.7)	(0.9)	(4.0)	(1.6)

Net income (loss) attributable to Federal-Mogul	$3.0	$89.6	$(98.1)	$58.1

Income (loss) per common share:

Basic	$0.03	$0.90	$(0.99)	$0.58

Diluted	$0.03	$0.89	$(0.99)	$0.58

FEDERAL-MOGUL CORPORATION

Consolidated Balance Sheets (Unaudited)

	June 30 2009	December 31 2008
	(Millions of Dollars)
ASSETS
Current assets:
Cash and equivalents	$687.3	$888.2
Accounts receivable, net	1,057.9	938.7
Inventories, net	876.1	893.7
Prepaid expenses and other current assets	250.9	267.4

Total current assets	2,872.2	2,988.0

Property, plant and equipment, net	1,895.1	1,910.6
Goodwill and other indefinite-lived intangible assets	1,406.5	1,430.4
Definite-lived intangible assets, net	539.5	563.9
Other noncurrent assets	317.5	342.7

	$7,030.8	$7,235.6

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt, including current portion of long-term debt	$99.7	$101.7
Accounts payable	486.7	622.5
Accrued liabilities	489.3	483.1
Current portion of postemployment benefit liability	61.1	61.0
Other current liabilities	192.7	173.8

Total current liabilities	1,329.5	1,442.1

Long-term debt	2,762.5	2,768.0
Postemployment benefits	1,256.4	1,240.1
Long-term portion of deferred income taxes	537.6	553.4
Other accrued liabilities	163.2	235.9

Shareholders’ equity:
Preferred stock ($.01 par value; 90,000,000 authorized shares; none issued)	—	—
Common stock ($.01 par value; 450,100,000 authorized shares; 100,500,000 issued shares; 99,404,500 outstanding shares as of June 30, 2009 and December 31, 2008)	1.0	1.0
Additional paid-in capital, including warrants	2,122.7	2,122.7
Accumulated deficit	(566.0)	(467.9)
Accumulated other comprehensive loss	(616.4)	(688.0)
Treasury stock, at cost	(16.7)	(16.7)

Total Federal-Mogul shareholders’ equity	924.6	951.1

Noncontrolling interests	57.0	45.0

Total shareholders’ equity	981.6	996.1

	$7,030.8	$7,235.6

FEDERAL-MOGUL CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30
	2009	2008
	(Millions of Dollars)
Cash Provided From (Used By) Operating Activities
Net (loss) income	$(94.1)	$59.7
Adjustments to reconcile net (loss) income to net cash (used by) provided from operating activities:
Depreciation and amortization	158.2	171.1
Cash received from 524(g) Trust	—	225.0
Change in postemployment benefits, including pensions	27.9	4.1
Gain on sale of debt investment	(7.9)	—
Changes in deferred taxes	(3.6)	3.9
Changes in operating assets and liabilities:
Accounts receivable	(105.3)	(249.8)
Inventories	28.8	55.0
Accounts payable	(138.0)	(49.1)
Other assets and liabilities	15.0	37.7

Net Cash (Used By) Provided From Operating Activities	(119.0)	257.6

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(88.7)	(148.0)
Net settlement from sale of debt investment	7.9	—
Net proceeds from the sale of property, plant and equipment	0.3	10.9
Payments to acquire business	—	(4.7)

Net Cash Used By Investing Activities	(80.5)	(141.8)

Cash Provided From (Used By) Financing Activities
Proceeds from borrowings on exit facilities	—	2,082.0
Repayment of Tranche A, Revolver and PIK Notes	—	(1,790.8)
Principal payments on exit facilities	(14.8)	(14.8)
(Decrease) increase in short-term debt	(3.2)	2.4
(Decrease) increase in other long-term debt	(1.7)	6.9
Net (payments) proceeds from factoring arrangements	(3.9)	6.3
Debt issuance fees	—	(0.4)

Net Cash (Used By) Provided From Financing Activities	(23.6)	291.6

Effect of foreign currency exchange rate fluctuations on cash	22.2	11.1

(Decrease) increase in cash and equivalents	(200.9)	418.5

Cash and equivalents at beginning of period	888.2	425.4

Cash and equivalents at end of period	$687.3	$843.9

FEDERAL-MOGUL CORPORATION

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(Millions of Dollars)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
(Loss) income before income taxes	$(3.0)	$124.3	$(99.7)	$113.1
Depreciation and amortization	80.8	82.7	158.2	171.1
Chapter 11 and U.K. Administration related reorganization expense	1.6	3.2	2.4	13.0
Interest expense, net	33.8	42.4	67.8	90.6
Restructuring expense, net	1.4	1.0	39.7	2.7
Expense associated with U.S.-based funded pension plans	16.6	1.4	33.1	2.9
Fresh-start inventory adjustment	—	—	—	68.2
Other	(2.1)	3.0	(2.4)	3.6

Operational EBITDA	$129.1	$258.0	$199.1	$465.2

Net cash provided from (used by) operating activities:	$41.2	$141.9	$(119.0)	$257.6

Adjustments:
Cash received from 524(g) Trust	—	—	—	(225.0)
Net payments for implementation of the Plan, including settlement of non-debt liabilities subject to compromise	1.4	4.1	10.1	17.1

Cash provided from (used by) operations, excluding the impacts of the Plan	$42.6	$146.0	$(108.9)	$49.7
Cash used by investing activities	(35.8)	(75.6)	(80.5)	(141.8)

Cash flow	$6.8	$70.4	$(189.4)	$(92.1)

Management believes that Operational EBITDA most closely approximates the cash flow associated with the operational earnings of the Company and uses Operational EBITDA to measure the performance of its operations. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, gains and losses on the sales of businesses, the impact on gross margin of the fresh-start reporting valuation of inventory, and the non-cash expense relating to U.S.based funded pension plans.